Form 10-K, Exhibit 13
period 1997-03-31
MONEY STORE AUTO TRUST 1997-3
filed 1998-06-29
CIK 1047616

EXHIBIT 13
                             SERVICER'S CERTIFICATE

In accordance with Section 4.11 of the Sale and Servicing Agreement dated as of August 31, 1997, the Money Store Auto Finance, Inc. reports the following information pertaining to Series 1997-3, for the calendar year 1997.

A. Information Regarding Monthly Distribution:

   1. NOTES

   (a) The aggregate amount of the distribution with
       respect to:
           Class A-1 Notes                                  12,425,407.51
           Class A-2 Notes                                   1,315,744.16
           Class A-3 Notes                                     812,700.00

   (b) The amount of the distribution set forth in A. 1.
       (a) above in respect of interest on:
           Class A-1 Notes                                    485,919.54
           Class A-2 Notes                                  1,315,744.16
           Class A-3 Notes                                    812,700.00

   (c)  The amount of the distribution set forth in A. 1.
        (a) above in  respect of principal of:
           Class A-1 Notes                                  8,527,942.32
           Class A-2 Notes                                  0
           Class A-3 Notes                                  0

    2.  SERVICING FEE

   (a)  The aggregate amount of the Servicing Fee paid
        to the Servicer with respect to the preceding
        Monthly Period from the Collection Account            780,133.39

    3.  OTHER FEES

    (a)  The aggregate amount of trustee fees paid to
         the Trustee from the Collection Account                  833.32

    (b)  The aggregate amount of insurance premium paid
         to the Security Insurer from the Collection Account   94,313.00



By:   /S/ HARRY PUGLISI
      ----------------------
      Harry Puglisi
      Treasuruer